FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
December 21, 2016	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES CASH DIVIDEND INCREASE
WASHINGTON TOWNSHIP, NEW JERSEY – Parke Bancorp, Inc. (the "Company") (NASDAQ:PKBK) today announced that, beginning with the quarterly cash dividend to be paid in January 2017, the board approved an increase in the dividend rate from $0.08 per share to $0.10 per share. The dividend will be paid on January 31, 2017, to shareholders of record of the Company as of the close of business on January 17, 2017.  "Our Board of Directors is strongly committed to enhancing shareholder value in our Company.  We are able to increase the dividend as a result of the continued strong performance of the Company," remarked Vito S. Pantilione, President and Chief Executive Officer, of the Company.
The Board anticipates paying cash dividends on a quarterly basis, subject to determination and declaration by the Board of Directors, which will take into account a number of factors, including the financial condition of the Company and the Bank, and any applicable legal and regulatory restrictions on the payment of dividends by the Company.  If paid, such dividends may be reduced or eliminated in future periods.
Parke Bancorp, Inc. was incorporated in January 2005, while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey, a branch office in Collingswood, New Jersey, a branch in center city Philadelphia and a branch in Chinatown in Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp's common stock is traded on the NASDAQ Capital Market under the symbol "PKBK".

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors including but not limited to our ability to pay cash dividends in the future, continue the strong performance of the Company, whether the economy continues to stabilize and our ability to expand our lending opportunities and further reduce our NPAs or to originate new loans and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.